3: UNITED STATES

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): October 28, 2004

Commission file number 0-21513

DXP Enterprises, Inc.

(Exact name of registrant as specified in its charter)
Texas	76-0509661
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

7272 Pinemont, Houston, Texas 77040
(Address of principal executive offices)

_________________________

Registrant's telephone number, including area code:

(713) 996-4700

_________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition

On October 28, 2004 the registrant issued a press release announcing financial results for the quarter ended September 30, 2004. A copy is provided as Exhibit 99.1 to this report.

Item 9.01. Financial Statements and Exhibits

    Exhibits (numbered in accordance with Item 601 of Regulation S-K)

Exhibit No. Document Description

99.1 Press release announcing financial results for the quarter ended September 30, 2004

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

October 28, 2004

DXP ENTERPRISES, INC.

By: /s/ Mac McConnell

Mac McConnell

Senior Vice President and

Chief Financial Officer

Exhibit 99.1

DXP ENTERPRISES ANNOUNCES THIRD QUARTER RESULTS

NET INCOME INCREASES 14%

Houston, TX -- October 27, 2004 -- DXP Enterprises, Inc. (NASDAQ: DXPE) today announced net income of $743,000 for the third quarter ending September 30, 2004, with diluted earnings per share of $.13 compared to net income of $652,000 and diluted earnings per share of $.13 for the third quarter of 2003. Sales increased 6.2% to $42.9 million from $40.4 million for the third quarter of last year. Increased shipments to the oil and gas industries account for the increase in sales. Gross profit was negatively impacted by pipe supplier problems and the timing of passing on vendor price increases to our customers.

Year-to-date earnings as of September 30, 2004 were $2.1 million, or $0.39 per diluted share, compared to $1.6 million, or $0.33 per diluted share for the first nine months of 2003. Sales increased 6.3% to $122.8 million from $115.6 million for the first nine months of 2003.

David R. Little, Chairman and Chief Executive Officer said, "Even though our financial results were good, they would have been better if gross profit had not been negatively impacted by pipe failures and vendor price increases. We look forward to increased margins and continue to believe we are ideally positioned for stronger growth."

"We continue to believe that our commitment to customer service and our cost saving initiatives for industrial customers make DXP a valued and reliable resource for innovative pumping solutions, SmartSourceSM, and maintenance, repair, operations and production (MROP) products and services," said Little.

DXP Enterprises, Inc., based in Houston, Texas, is a leading distributor of products and services for capital equipment projects and industrial MROP customers. Value added services include integrated supply solutions through the Company's SmartSourceSM program, engineering expertise, fabrication, repair, consignments, vendor managed inventory (VMI), and logistics capabilities for industrial customers. SmartSource allows a customer to choose from a complete continuum of supply options, ranging from traditional distribution to integrated supply. This program offers a customer a more effective way to manage his MROP supply needs and to realize documented cost savings by outsourcing supply room purchasing, supply room accounting, and supply room management to DXP. DXP also provides fluid handling equipment, bearings, power transmission equipment, general mill supplies, safety supplies and electrical products to customers in the general manufacturing, energy, petrochemical, service and repair, and wood products industries.

The Private Securities Litigation Reform Act of 1995 provides a "safe-harbor" for forward-looking statements. Certain information included in this press release (as well as information included in oral statements or other written statements made by or to be made by the Company) contains statements that are forward-looking. Such forward-looking information involves important risks and uncertainties that could significantly affect anticipated results in the future; and accordingly, such results may differ from those expressed in any forward-looking statement made by or on behalf of the Company. These risks and uncertainties include, but are not limited to; ability to obtain needed capital, dependence on existing management, leverage and debt service, domestic or global economic conditions, and changes in customer preferences and attitudes. For more information, review the Company's filings with the Securities and Exchange Commission.

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DXP ENTERPRISES, INC. AND SUBSIDIARIES

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2004	2003	2004	2003
Sales	$ 42,871	$ 40,363	$ 122,836	$ 115,590
Cost of sales	32,928	30,056	93,222	86,257
Gross profit	9,943	10,307	29,614	29,333
Selling, general and administrative expense	8,563	9,010	25,647	25,932
Operating income	1,380	1,297	3,967	3,401
Other income	11	13	40	50
Interest expense	(233)	(277)	(667)	(947)
Income before taxes	1,158	1,033	3,340	2,504
Provision for income taxes	415	381	1,205	939
Net income	743	652	2,135	1,565
Preferred stock dividend	23	23	68	68
Net income attributable to common shareholders	$ 720	$ 629	$ 2,067	$ 1,497
Basic income per share	$ 0.18	$ 0.15	$ 0.51	$ 0.37
Weighted average common shares outstanding	4,015	4,072	4,025	4,072
Diluted income per share	$ 0.13	$ 0.13	$ 0.39	$ 0.33
Weighted average common and common equivalent shares outstanding	5,531	5,181	5,488	4,721